UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 30, 2008

NATIONAL WESTERN LIFE INSURANCE COMPANY
(Exact Name of Registrant as Specified in Its Charter)

COLORADO	84-0467208
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

2-17039
(Commission File Number)

850 EAST ANDERSON LANE, AUSTIN, TEXAS	78752-1602
(Address of Principal Executive Offices)	(Zip code)

(512) 836-1010
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 8.01  Other Events

In light of recent events impacting the United States financial markets including the Federal Deposit Insurance Corporation’s seizure of Washington Mutual, the action taken by the United States Treasury Department and Federal Housing Finance Agency with respect to the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), and developments concerning Lehman Brothers and American International Group, Inc. and its affiliates (“AIG”), National Western Life Insurance Company (the “Company”) provides the following information with respect to its investment holdings.

The Company’s aggregate investment holdings of Washington Mutual, Fannie Mae, Freddie Mac and AIG securities total $29.5 million as of August 31, 2008 representing less than 0.5% of total assets. The Company does not have any investments with Lehman Brothers. The amortized cost of the Company’s holdings in Washington Mutual subordinated notes was $9.3 million as August 31, 2008 while the amortized cost of investments in AIG senior unsecured bonds was approximately $17.0 million. The Company had previously reported an other-than-temporary impairment in its holdings in Fannie Mae and Freddie Mac perpetual preferred stock to a balance of $3.3 million as of June 30, 2008.

The Company will be evaluating the status of these holdings to determine the extent of other-than-temporary impairments to be recorded for the quarter ending September 30, 2008. The amount of the other-than-temporary impairment to be recorded will be the difference between the amortized cost and fair value of the securities as of September 30, 2008.

For additional information regarding the Company’s investments, please refer to the section entitled “Investments” in the Company’s Form 10-Q for the quarter ended June 30, 2008 available on the Company’s web site at www.nationalwesternlife.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL WESTERN LIFE INSURANCE COMPANY

Date: September 30, 2008	By:	/S/ Brian M. Pribyl
Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer
and Treasurer